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                                                                     EXHIBIT 2.1



                                                                  EXECUTION COPY



                            ASSET PURCHASE AGREEMENT
                            ------------------------

         ASSET PURCHASE AGREEMENT (this "AGREEMENT"), dated as of August 13, 2001 between A NOVO BROADBAND, INC., a Delaware corporation ("BUYER"), ICS SUB, INC., a Delaware corporation ("SELLER"), and BROADBAND SERVICES, INC., a Delaware corporation ("PARENT").

                                R E C I T A L S :
                                 - - - - - - - -

         Seller is engaged in, among other businesses, the business of servicing and repairing customer premise equipment and related equipment (including, without limitation, line gears and power supplies) for broadband network operators and equipment manufacturers (the "BUSINESS").

         Seller is a wholly-owned subsidiary of Parent.

         Each of Seller and Parent desires to sell to Buyer, and Buyer desires to purchase from Seller and Parent, all right, title and interest of Seller and Parent in and to all of the tangible and intangible assets, properties and rights owned by Seller and Parent and used in connection with the operation of the Business, and in connection therewith, Buyer is willing to assume certain liabilities of Seller and Parent relating thereto, all upon the terms and subject to conditions contained herein.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:


1.       PURCHASE AND SALE.

         1.1 ACQUIRED ASSETS. (a) On the terms, and subject to the conditions of this Agreement, on the Closing Date (as defined below), Seller (and Parent (with respect only to the Parent Assigned Contracts (as defined below)) shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller (and Parent (with respect only to the Parent Assigned Contracts)), all of the right, title and interest of Seller (and Parent (with respect only to the Parent Assigned Contracts)) in and to all tangible and intangible assets, properties and rights used in connection with the operation of the Business (such assets, properties and rights being referred to herein as the "ACQUIRED ASSETS"), including, without limitation, the following assets, properties and rights:



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                   (i) REAL PROPERTY LEASES. The leases or subleases of real
property described on SCHEDULE 1.1(a)(i), and any options to purchase the underlying property, leasehold improvements and all other rights appurtenant to such leases and subleases (collectively, "REAL PROPERTY LEASES");

                   (ii) MACHINERY AND EQUIPMENT. The machinery, equipment, tools, furniture, furnishings, goods and other tangible items of personal property used in the Business, whether owned or leased (collectively, "MACHINERY"), and, to the extent transferable, all warranties and guarantees, if any, existing for the benefit of Seller in connection with the Machinery, including, without limitation, the Machinery described on SCHEDULE 1.1(a)(ii);

                   (iii) VEHICLES. All motor vehicles, vehicles and rolling stock used in the Business, whether owned or leased (collectively, "VEHICLES"), and, to the extent transferable, all warranties and guarantees, if any, existing for the benefit of Seller in connection with the Vehicles, including, without limitation, the Vehicles listed on SCHEDULE 1.1(a)(iii);

                   (iv) BOOKS AND RECORDS. All files, documents, instruments, computer files, papers, books and records of Seller relating to the Business, whether current or historical (collectively, "BOOKS AND RECORDS"), including, but not limited to, advertising, marketing and sales programs, business and strategic plans, customer lists, account records and design archives; PROVIDED, HOWEVER, Seller shall retain all Books and Records which are primarily used or related to operations other than the Business PROVIDED THAT Seller provides Buyer with copies of all applicable portions of such retained Books and Records that relate to the Business, the Acquired Assets or the Assumed Liabilities;

                   (v) RECEIVABLES. All accounts receivable, notes and other amounts receivable from third parties arising from the conduct of the Business, whether or not in the ordinary course of business, together with any unpaid financing charges thereon, and all amounts which have been earned by Seller relating to the Business but which have not yet been invoiced or billed (collectively, "RECEIVABLES");

                   (vi) CONTRACTS. All commitments, contracts, agreements and other legally binding arrangements, written or oral, to which Seller is a party or by which Seller is bound relating to the Business (collectively, with the Parent Assigned Contracts, "CONTRACTS"), subject to Article 3 herein;

                   (vii) LICENSES AND PERMITS. The licenses, permits, certificates of authority, authorizations, approvals, franchises, orders, registrations, qualifications, waivers and similar consents granted or issued to Seller which are related to the Business (collectively, "LICENSES AND PERMITS"), to the extent transferable;

                   (viii) INVENTORY. All raw materials, work in process and finished products of the Business, wherever located (collectively, "INVENTORY");




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                   (ix) SECURITY DEPOSITS. All security deposits deposited by or on behalf of Seller or Parent as lessee or sublessee under any lease or sublease included in the Acquired Assets;

                   (x) INTELLECTUAL PROPERTY. The Intellectual Property (as defined below) set forth on SCHEDULE 1.1(a)(x). For purposes of this Agreement, "INTELLECTUAL PROPERTY" means (A) inventions, ideas or conceptions of potentially patentable subject matter, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application or applications, (B) patents and patent applications (including any continuations, continuations-in-part, divisionals, reissues, renewals and applications for any of the foregoing) ((A) and (B) collectively, "PATENTS"),
(C) trademarks, service marks, trade dress, designs, logos, trade names, corporate names and general intangibles of like nature, whether or not registered, including all common law rights and registrations and applications for registration thereof, together with all goodwill relating to the foregoing (collectively, "TRADEMARKS"), (D) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions (collectively, "COPYRIGHTS"),
(E) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, (F) trade secrets and confidential, technical or business information (including, without limitation, ideas, formulas and compositions), (G) technology (including, without limitation, know-how and show-how), production processes and techniques, research and development information, drawings, specifications, designs, sketches, design archives, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether or not confidential, whether current or historical, (H) all web sites and domain names, and all content contained therein, (I) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (J) copies and tangible embodiments of all the foregoing, in whatever form or medium, and (K) all rights to sue and recover and retain damages (and costs and attorneys' fees) for present and past infringement of any of the Intellectual Property rights hereinabove set out;

                   (xi) SALES AND PROMOTIONAL MATERIALS. All sales and promotional literature, customer lists and other sales-related materials owned, used or employed in the Business, whether current or historical; PROVIDED THAT, subject to Section 11.2 herein, Buyer shall not have the right to use any materials while such materials contain Parent's or Seller's name;

                   (xii) CAUSES OF ACTION. All causes of action relating to the Acquired Assets or the Business;

                   (xiii) GOODWILL. The goodwill of Seller (and Parent (with respect only to the Parent Assigned Contracts)) relating to the Business;





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                   (xiv) CLOSING WORKING CAPITAL CALCULATION ASSETS. All assets, properties and rights included in the calculation of the Closing Working
Capital; and

                   (xv) OTHER ASSETS. All other assets, properties and rights of every kind and nature used or intended to be used in the operation of the Business.

              (b) PARENT ASSIGNED CONTRACTS. The term "ACQUIRED ASSETS" shall also include the commitments, contracts, agreements and other legally binding arrangements, written or oral, to which Parent is a party or by which Parent is bound that are set forth on SCHEDULE 1.1(b) ("PARENT ASSIGNED CONTRACTS").

              (c) RESTRICTIONS ON ACQUIRED ASSETS. Notwithstanding the foregoing, it is understood and agreed that the term "ACQUIRED ASSETS" shall not include any assets, properties or rights of Seller which are both (i) primarily used in another business of Seller other than the Business and (ii) not necessary for the operation of the Business as currently conducted by Seller; PROVIDED, HOWEVER, this Section 1.1(c) shall not apply to the assets, properties or rights listed on any schedule to Section 1.1(a) (or SCHEDULE 4.13) or the assets, properties and rights described in Section 1.1(a)(v), (viii) or (xiv).

              (d) ACQUIRED ASSETS FREE OF LIENS. All of the Acquired Assets shall be sold, assigned, transferred, conveyed and delivered to Buyer free and clear of all encumbrances, security interests, mortgages, pledges, restrictions, charges and liens of any kind, except for the Assumed Liabilities (collectively, "LIENS").

         1.2 EXCLUDED ASSETS. Notwithstanding the foregoing, Seller shall not sell, assign, transfer, convey or deliver, and Buyer shall not purchase, pursuant to this Agreement, and the term "ACQUIRED ASSETS" shall not include, any of the following (collectively, the "EXCLUDED ASSETS"):

              (a) CASH. All cash and cash equivalents;

              (b) CORPORATE ACCOUNTS, ETC. Any interest in and to the capital stock of Seller and all minute books, stock records, income tax records and similar corporate documents of Seller;

              (c) RIGHTS UNDER AGREEMENTS. All rights of Seller or Parent under this Agreement and any other agreements, instruments and certificates executed and delivered by Buyer in connection with this Agreement;

              (d) EXCLUDED CONTRACTS. Each Contract listed on SCHEDULE 1.2(d) (collectively, the "EXCLUDED CONTRACTS"); and




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              (e) OTHER ASSETS. The assets listed on SCHEDULE 1.2(e), and any assets, properties or rights retained by Seller pursuant to Section 1.1(c) above.


2.       PURCHASE PRICE.

         2.1 PURCHASE PRICE AND ALLOCATION. (a) The aggregate purchase price for the Business and the Acquired Assets shall be (i) Eight Million Dollars ($8,000,000), subject to adjustment as provided in Section 2.3 (the "CASH PURCHASE PRICE"), and (ii) the assumption by Buyer of the Assumed Liabilities (as defined below), as set forth in Section 3.1 (collectively, the "PURCHASE PRICE").

              (b) ALLOCATION OF PURCHASE PRICE. (i) Prior to the Closing, Buyer and Seller shall reasonably agree upon a schedule (the "ALLOCATION STATEMENT"), allocating the Purchase Price among the Acquired Assets. Seller, Parent and Buyer shall file Internal Revenue Service Form 8594 and any required attachments thereto, together with all Federal, state, local and foreign Tax returns, in accordance with the Allocation Statement and in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "CODE"). For all Tax purposes, Seller, Parent and Buyer agree to report the transactions contemplated hereby (including the filing of any tax returns and refund claims) in a manner consistent with the Allocation Statement. The Allocation Statement shall be adjusted to reflect any adjustments made to the Purchase Price pursuant to this Agreement adjusted in the manner set forth in the Allocation Statement.

                   (ii) Not later than ten (10) days prior to the filing of their respective Form 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

         2.2 PAYMENT OF CASH PURCHASE PRICE. The Cash Purchase Price shall be payable by wire transfer of immediately available federal funds to such bank account or accounts as shall be designated in writing by Seller to Buyer at least three (3) business days prior to the Closing.

         2.3 CASH PURCHASE PRICE ADJUSTMENT. (a) CALCULATION OF THE CASH PURCHASE PRICE ADJUSTMENT. The Cash Purchase Price shall be increased or decreased, on a dollar-for-dollar basis, by the amount by which the Working Capital (as defined below) of the Business on the Closing Date (the "CLOSING WORKING CAPITAL"), as finally determined pursuant to Section 2.3(d) and (e) below, is greater or less than One Million Seven Hundred Fifty Three Thousand Nine Hundred Eighty Two Dollars ($1,753,982) (the "BASE WORKING CAPITAL").

              (b) ESTIMATED CLOSING NAV. Immediately prior to the Closing, Seller and Buyer shall in good faith agree on an estimate of the Closing Working Capital (the "ESTIMATED CLOSING WORKING CAPITAL"). If the Estimated Closing Working Capital is greater than the Base


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Working Capital, then the Cash Purchase Price payable at the Closing shall be increased by an amount equal to the excess. If the Estimated Closing Working Capital is less than the Base Working Capital, then the Cash Purchase Price payable at the Closing shall be decreased by an amount equal to the deficiency.

              (c) BUYER'S CLOSING STATEMENT. Within thirty (30) days after the Closing, Buyer will prepare and deliver to Seller a statement ("BUYER'S CLOSING STATEMENT") setting forth its calculation of the Closing Working Capital. Working Capital shall have the definition assigned to it in accordance with GAAP, subject to the accounting principles set forth in SCHEDULE 2.3(c) (collectively, the "ACCOUNTING PRINCIPLES"). Seller shall provide Buyer with the access to books and records necessary for Buyer to prepare Buyer's Closing Statement.

              (d) CLOSING CALCULATION. Seller shall be entitled to reasonable access to the records and working papers prepared by or for Buyer specifically for the calculation of the Closing Working Capital to aid Seller's review of Buyer's Closing Statement. If Seller believes that the Closing Working Capital set forth on Buyer's Closing Statement has not been properly calculated in accordance with this Section 2.3, it shall, within thirty (30) days after receipt of Buyer's Closing Statement, give written notice ("SELLER'S OBJECTION") to Buyer, setting forth the basis of Seller's objection and the adjustments to Buyer's Closing Statement which Seller believes should be made. Failure to so notify Buyer within such thirty (30) day period shall constitute acceptance and approval by Seller of Buyer's Closing Statement. If any proposed change set forth in Seller's Objection is not accepted by Buyer, then Buyer shall within thirty (30) days after receipt of Seller's Objection give written notice to Seller of Buyer's objection to such change ("BUYER'S OBJECTION"). Failure to so notify Seller within such thirty (30) day period shall constitute acceptance and approval by Buyer of Seller's Objection. For a period of twenty (20) days after Buyer's Objection (the "NEGOTIATION PERIOD"), Seller and Buyer shall negotiate in good faith to resolve any remaining disputes as expeditiously as possible. If, after the Negotiation Period, any disputes still remain unresolved, then:

              (e) DISPUTE RESOLUTION. Seller and Buyer promptly shall engage KPMG or such other accounting firm as may be mutually acceptable to Buyer and Seller (the "NEUTRAL ACCOUNTING FIRM") to resolve such disputes. The Neutral Accounting Firm shall act as an arbitrator and shall resolve, solely on the basis of any presentations submitted by Seller and Buyer, only those issues set forth in Seller's Objection and Buyer's Objection which are still in dispute. Each of Buyer and Seller shall make its complete submission to the Neutral Accounting Firm within fourteen (14) days following the engagement of the Neutral Accounting Firm. The failure by either party to make a submission prior to the expiration of such fourteen (14) day period shall be deemed a waiver of such party's right to make a submission to the Neutral Accounting Firm. The parties shall instruct the Neutral Accounting Firm to resolve the remaining disputes and to determine the Closing Working Capital (in a manner consistent with the provisions of this Section 2.3) within thirty (30) days following the date on which the last submission from a party is timely made. The Neutral Accounting Firm shall resolve the


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remaining disputes and determine the Closing Working Capital not on the basis of an independent review, but only within the disputed ranges. Such resolution shall be set forth in a written statement delivered to Seller and Buyer, and shall be final, binding and conclusive absent manifest error. Buyer's Closing Statement, as may be adjusted following completion of the procedures set forth in this Section 2.3, shall be the "CLOSING STATEMENT." The fees and any expenses of the Neutral Accounting Firm shall be shared equally by Seller and Buyer.

              (f) PAYMENT OF CASH PURCHASE PRICE ADJUSTMENT. If the Closing Working Capital exceeds the Estimated Closing Working Capital, the Cash Purchase Price shall be increased by an amount equal to such excess. If the Closing Working Capital is less than the Estimated Closing Working Capital, the Cash Purchase Price shall be decreased by an amount equal to such deficiency. Payment of any adjustment in the Cash Purchase Price pursuant to this Section 2.3(f) shall be made by wire transfer of immediately available federal funds to an account designated in writing by Seller or Buyer, as the case may be, within three (3) business days after the Closing Working Capital has been finally determined, and shall include interest from the Closing Date to the date of payment at the "prime rate" of Citibank, N.A. or any successor thereto in New York, New York in effect on the Closing Date, calculated based on a 360-day year and actual days elapsed.


3.       LIMITED ASSUMPTION OF LIABILITIES.

         3.1 ASSUMPTION OF LIABILITIES. Except as expressly provided herein, Buyer shall not assume, or agree to pay, perform or discharge, any debts, liabilities, obligations, claims, expenses, taxes, contracts, accounts payable or commitments of any kind, character or description, whether accrued or fixed, absolute or contingent, asserted or unasserted, liquidated or unliquidated, matured or unmatured, known or unknown, or determined or undetermined (collectively, "LIABILITIES"), of Seller, Parent or the Business. Subject to the terms, conditions, representations and warranties contained herein, Buyer hereby assumes, and agrees to pay, perform and discharge when due, (a) the Liabilities of Seller and Parent relating to the operation of the Business which are to be performed, paid or discharged from and after the Closing under the Assumed Contracts (as defined below) and (b) the Liabilities counted in the calculation of the Closing Working Capital, but only to the extent of the amount of such Liabilities which are counted in the Closing Working Capital calculation ((a) and (b) collectively, the "ASSUMED LIABILITIES"), and no other Liabilities of Seller, Parent or the Business whatsoever.

         3.2 EXCLUDED LIABILITIES. Except for the Assumed Liabilities to the extent provided in Section 3.1, and regardless of whether any other Liabilities may be disclosed to Buyer pursuant to Article 4 hereof or otherwise, or whether Buyer has knowledge of same, Buyer shall not assume, pay, perform or discharge, and shall have no liability or responsibility for, any other Liabilities of Seller, Parent or the Business (the "EXCLUDED LIABILITIES"). It is expressly understood and agreed that the Assumed Liabilities shall not include any Liabilities (a) of Seller,




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Parent or the Business in respect of any period prior to the Closing (except as expressly provided in Section 3.1(b) above), (b) of Seller, Parent or the Business in respect of any period following the Closing under any Contract that is not an Assumed Contract and (c) relating to any Excluded Asset.

         3.3 ASSUMED CONTRACTS. For purposes of this Agreement, "ASSUMED CONTRACTS" means those Contracts (including the Parent Assigned Contracts) listed on SCHEDULE 4.13 which are not Excluded Contracts, but shall in no event include any Contract relating to any Excluded Asset.


4.       REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Buyer as follows:

         4.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to own and hold the Acquired Assets, to conduct the Business as currently conducted and is duly licensed, permitted or qualified to do business in each jurisdiction in which the ownership of the Acquired Assets or the operation of the Business makes such licensing or qualification necessary, except where the failure to be so licensed, permitted or qualified would not cause Buyer to suffer a Buyer Loss (as defined herein). All such jurisdictions are set forth on SCHEDULE 4.1. Parent has all requisite power to own, hold and perform the Parent Assigned Contracts.

         4.2 AUTHORITY. Each of Seller and Parent has all requisite power and authority to execute and deliver this Agreement, a bill of sale (the "BILL OF SALE"), an assignment and assumption agreement (the "ASSUMPTION AGREEMENT"), the Transition Services Agreement (as defined herein) and all other agreements or documents executed and delivered in connection herewith (collectively, the "TRANSACTION DOCUMENTS"), to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, in each case to the extent Seller or Parent is a party to each Transaction Document. Each of Seller and Parent has obtained all necessary corporate approvals for the execution and delivery of the Transaction Documents, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby, in each case to the extent Seller or Parent is a party to each Transaction Document. This Agreement has been, and upon its execution by Seller and Parent, as the case may be, each of the other Transaction Documents will be, duly executed and delivered by each of Seller and Parent and (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitute each of Seller's and Parent's legal, valid and binding obligation, enforceable against it in accordance with its terms, in each case to the extent Seller or Parent is a party to each Transaction Document, except as enforceability may be limited




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by bankruptcy, insolvency or similar laws affecting creditors' rights or subject to general principles of equity.

         4.3 NON-CONTRAVENTION. Except as set forth on SCHEDULE 4.3, none of the execution and delivery by Seller or Parent of this Agreement or the other Transaction Documents, the performance of their obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, in each case to the extent Seller or Parent is a party to each Transaction Document, will conflict with Seller's or Parent's Certificate of Incorporation or Bylaws or will, with or without notice, the passage of time or both, constitute a breach or violation of, be in conflict with, constitute or create a default under, or result in the creation or imposition of any Liens under, (a) any Contract, indenture, agreement, instrument, mortgage, lease or commitment to which Seller or Parent is a party or by which any of them is or any of their respective properties (including the Acquired Assets) are bound, or to which any of them is subject or (b) any law, statute, ordinance, judgment, decision, ruling, opinion, pronouncement, decree, order, regulation, promulgation or rule (collectively, "LAW") of any federal, state, county, city, municipal, local or foreign government or governmental agency or authority, court, tribunal, arbitrator, commission, official or other instrumentality (collectively, "GOVERNMENTAL AUTHORITY") relating to Seller, Parent or the Business.

         4.4 FINANCIAL STATEMENTS. (a) Seller has delivered to Buyer an unaudited balance sheet for the Business as at May 31, 2001 (the "MAY 31 BALANCE SHEET") and unaudited statements of income and cash flow for the Business for the five-month period ended May 31, 2001 (collectively, the "UNAUDITED FINANCIAL STATEMENTS"). Seller will deliver to Buyer audited balance sheets for the Business as at December 31, 2000 and June 30, 2001 and audited statements of income and cash flow for the Business for the twelve-month period ended December 31, 1999 and December 31, 2000 and the six-month period ended June 30, 2001, together with the report thereon of Arthur Andersen LLP (including all notes thereto, collectively, the "AUDITED FINANCIAL STATEMENTS" and together with the Unaudited Financial Statements, the "FINANCIAL STATEMENTS"). The Audited Financial Statements will be prepared and presented in compliance with GAAP and the report thereon of Arthur Andersen LLP will have no material qualification as to conformity with GAAP other than as appropriate to reflect that the Business was not operated as a separate entity during the periods covered by the report. The Unaudited Financial Statements (i) present fairly in all material respects the financial condition and results of operations of the Business as at the respective dates and for the respective periods covered thereby (subject to normal and customary year end adjustments which are not material), (ii) are correct and complete in all material respects and (iii) are consistent with the books and records of Seller and Parent. The Audited Financial Statements (including the notes thereto) (i) will present fairly in all material respects the financial condition and results of operation of the Business as at the respective dates and for the respective periods covered thereby in accordance with GAAP, (ii) will be correct and complete in all material respects and (iii) will be consistent with the books and records of Seller and Parent. The Audited Financial Statements as at and for the six-month period ended June 30, 2001 will contain no material differences from the



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Unaudited Financial Statements. The Unaudited Financial Statements are attached hereto as SCHEDULE 4.4(a). Notwithstanding the provisions of this Section 4.4(a), Buyer acknowledges and agrees that it shall not rely on the financial information delivered to it pursuant to this Section 4.4 for any purpose whatsoever, including, without limitation, due diligence or valuation of the Business or the Acquired Assets, except for relying on (x) that the Audited Financial Statements delivered to Buyer comply with the requirements of United States securities laws pursuant to which Buyer is required to file with the Securities and Exchange Commission financial statements of the assets and business acquired in connection with the transactions contemplated by the Transaction Documents; (y) that the Closing Working Capital will be calculated in the same manner and in accordance with the same accounting procedures used to calculate the Base Working Capital; and (z) the matters described in the immediately preceding sentence.

              (b) The Business has no Liabilities except for (i) Liabilities set forth on the May 31 Balance Sheet, (ii) Liabilities arising since May 31, 2001 in the ordinary course of business of the Business consistent with past practice in amounts that will be discharged prior to the Closing or included in the Closing Working Capital calculation and (iii) Liabilities set forth on SCHEDULE 4.4(b).

         4.5 GOVERNMENTAL CONSENTS. Except as set forth on SCHEDULE 4.5, there are no consents, approvals or authorizations of, or registrations, qualifications or filings with, any Governmental Authority necessary or required in connection with the execution and delivery of the Transaction Documents by Seller or Parent, the performance of their obligations thereunder or the consummation of the transactions contemplated thereby.

         4.6 COMPLIANCE WITH LAWS. Except as disclosed in SCHEDULE 4.6, Seller (and Parent (with respect only to the Parent Assigned Contracts)) have conducted and continue to conduct the Business in all material respects in accordance with all applicable Laws, and none of Seller (or Parent (with respect only to the Parent Assigned Contracts)) is in violation of any such Laws in any material respect. No notice has been received and, to the best of the knowledge of each of Seller (and Parent (with respect only to the Parent Assigned Contracts)), no investigation or review is pending or threatened by any Governmental Authority or third party with regard to any alleged violation by Seller or Parent of any such Law.

         4.7 COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as disclosed in SCHEDULE 4.7, Seller (and Parent (with respect only to the Parent Assigned Contracts)) have conducted and continue to conduct in all material respects the Business in accordance with all Laws and Licenses and Permits relating to the prevention, remediation, reduction or control of pollution or to the protection of the environment, natural resources and/or human health and safety, including, without limitation, those relating to hazardous materials, asbestos and lead removal, transport, storage, release and disposal. Neither Seller nor Parent has received any written notice of, or entered into any order, settlement or decree relating to: (a) any violation of the foregoing Laws or Licenses and Permits or the institution or pendency of any suit, action, claim, proceeding or


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investigation by any Governmental Authority or any third party in connection with any alleged violation thereunder or (b) the response to or remediation of hazardous material at or arising from any of Seller's, Parent's or the Business' leased or owned properties.

         4.8 PERMITS. SCHEDULE 4.8 sets forth a true, complete and correct list of all Licenses and Permits of any Governmental Authority currently held by Seller relating to the Business. To Seller's knowledge, such Licenses and Permits are the only Licenses and Permits necessary for the lawful operation of the Business, except to the extent, the absence thereof, does not have a material adverse effect on Seller's operation of the Business taken as a whole. Seller is in compliance in all material respects with the terms of all such Licenses and Permits. No event has occurred with respect to any such Licenses and Permit which would permit the revocation, termination or suspension thereof or would result in any impairment of the rights of the holder thereof. No notice has been received and, to the best of the knowledge of Seller, no investigation or review is pending or threatened by any Governmental Authority, with regard to
(a) any alleged violation by Seller of any such License and Permit or (b) any alleged failure by Seller to have any such License and Permit. No Licenses and Permits will be transferred or assigned to Buyer. Buyer shall be responsible for obtaining the Licenses and Permits described on SCHEDULE 4.8 for the operation of the Business after the Closing.

         4.9 LITIGATION, ETC. Except as set forth on SCHEDULE 4.9, there are no judicial or administrative actions, suits, arbitrations, proceedings, claims or investigations pending or, to Seller's knowledge, threatened, relating to or affecting Seller, Parent (with respect only to the Parent Assigned Contracts), the Acquired Assets or the Business, or which question the validity of any Transaction Document or challenge any of the transactions contemplated hereby or the use of the Acquired Assets or the conduct of the Business after the Closing by Buyer. To the best of the knowledge of Seller (and Parent (with respect only to the Parent Assigned Contracts)), there are no facts or circumstances that may give rise to any of the foregoing. Seller has not agreed to, and is not bound by, any extension or waiver of the statute of limitations relating to any pending or potential action, suit, claim, proceeding, arbitration or investigation which could in any manner adversely affect the Acquired Assets or the Business.

         4.10 EMPLOYEES. (a) SCHEDULE 4.10(a) sets forth as of the date hereof a list of all of the employees and independent contractors of Seller engaged principally in the Business and the salary and benefits to which each is receiving or may be entitled, which schedule shall be updated as of, and delivered to Buyer, three business days prior to the Closing. Except as disclosed on SCHEDULE 4.10(a), none of the employees of Seller engaged in the Business is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and, to Seller's knowledge, no attempt is currently being made or has been made during the past five years to organize any employees of Seller engaged in the Business to form or enter into a labor union or similar organization. There is, and, to Seller's knowledge, during the past five years there has been, no labor strike, dispute, slowdown, work stoppage or other labor difficulty pending, threatened against or involving Seller or the Business.

              (b) SCHEDULE 4.10(b) sets forth a true and complete list of all employee benefit plans and all bonus, stock option, stock purchase, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, welfare or other employee benefit plans, programs or arrangements, in each case for the benefit of, or relating to, current employees or former employees of Seller engaged in the Business (collectively, the "PLANS"). Seller has delivered to Buyer, with respect to each Plan, a copy of the Plan document, summary Plan description and the most recent annual report and Internal Revenue Service ("IRS") determination letter, if any.

              (c) Any Plan intended to be a "qualified plan" under section 401(a) of the Code has received an IRS opinion letter or notification letter as to the qualification status of such Plan.

              (d) To Seller's knowledge, each Plan is in compliance with the applicable provisions of the Code, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and other applicable Laws relating to the Plan (including, without limitation, the health care continuation requirements of section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA). To Seller's knowledge, the Plans have operated in accordance with their respective terms.

              (e) To Seller's knowledge, all reports required by any Governmental Authority with respect to a Plan have been timely filed. To Seller's knowledge, all contributions and premiums with respect to each Plan have been timely made.

              (f) Except as provided in SCHEDULE 4.10(f), neither Seller, Parent nor any trade or business (whether or not incorporated) which, together with Seller or Parent, would be treated as a single employer (an "ERISA AFFILIATE") under ERISA, is a contributing employer to a multi-employer plan as defined in
Section 3(37) of ERISA. With respect to Plans subject to Title IV of ERISA, except as disclosed on SCHEDULE 4.10(f), each of Seller and Parent has made full and timely payment of all contributions required under the terms of each such Plan, Section 412(m) of the Code and Section 302(e) of ERISA; the present fair market value of all assets of each such Plan exceeds the present value of all vested benefits under each such Plan, as determined on the most recent valuation date of such Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential Liability of each of Seller and Parent or any ERISA Affiliate under Title IV of ERISA; and no accumulated funding deficiency (as defined in Section 412 of the Code and Section 302 of ERISA) exists with respect to any such Plan. Buyer shall not incur any Liability to the Pension Benefit Guaranty Corporation under ERISA as a result of the purchase of the Acquired Assets and the Business.

              (g) To Seller's knowledge, no reportable event (as defined in section 4043(e) of ERISA), prohibited transaction (as defined in section 406 of ERISA or section 4975 of the

Code), accumulated funding deficiency (as defined in section 302 of ERISA) or plan termination (as defined in Title IV of ERISA or section 411(d) of the Code) has occurred with respect to any of the Plans.

              (h) Other than the health care continuation requirements of the Code and ERISA, there are no benefits to be provided to current retirees under any of the Plans which constitutes a welfare benefit plan.

              (i) There is no action, suit or proceeding, hearing or investigation with respect to the administration or investment of the assets of any Plan. Seller has no knowledge of any basis for any such action, suit, proceeding, hearing or investigation.

              (j) Upon execution and consummation of this Agreement, Buyer shall have no Liability for any withdrawal Liability under Title IV of ERISA with respect to any present or former employee of Seller or Parent under any Plan or benefit or welfare plan of an ERISA Affiliate.

         4.11 OWNERSHIP AND TRANSFER OF ACQUIRED ASSETS. Each of Seller (and Parent (with respect only to the Parent Assigned Contracts)) has good and marketable title to, or in the case of leased or subleased Acquired Assets, valid and subsisting leasehold interests in, all of the Acquired Assets, and such Acquired Assets are free and clear of all Liens. Each of Seller (and Parent (with respect only to the Parent Assigned Contracts)) has the unrestricted right to sell, transfer, assign, convey and deliver to Buyer all right, title and interest in and to the Acquired Assets without penalty or other adverse consequences, and upon the Closing, Buyer will own all of such Acquired Assets free and clear of all Liens.

         4.12 ASSETS USED BY THE BUSINESS. Except for the Excluded Contracts and the assets, properties and rights described on SCHEDULE 4.12, the Acquired Assets constitute all of the assets, properties and rights used in and necessary to conduct the Business as currently conducted. All of the Acquired Assets are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are used by Seller (it being understood and agreed that the Acquired Assets which have been acquired by Seller but not yet installed shall be deemed used for the purposes which they would be used by Seller when installed). The Machinery listed on SCHEDULE 1.1(a)(ii) is all of the material Machinery used in the Business. The Vehicles listed on SCHEDULE 1.1(a)(iii) are all of the material Vehicles used in the Business.

         4.13 CONTRACTS. (a) SCHEDULE 4.13(a) sets forth a complete and accurate list of all of the Contracts. Each of the Contracts constitutes a valid and legally binding obligation of Seller (or Parent (in the case of Parent Assigned Contracts)) and, to Seller's knowledge, of the other parties thereto enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights or subject to general principles of equity. Seller (or Parent (in the case of Parent Assigned Contracts)) is not, and, to

Seller's knowledge, no other party is, in breach or default, and no event has occurred with respect to Seller or Parent or, to Seller's knowledge, with respect to any other party, which with or without notice or lapse of time or both would constitute a breach or default, or permit termination, modification, or acceleration, under any of the Contracts. Seller (or Parent (in the case of Parent Assigned Contracts)) has not, and, to Seller's knowledge, no other party has, repudiated any provision of any Contract.

              (b) Seller has furnished or made available to Buyer a true and correct copy of each Contract. Except for the Contracts listed on SCHEDULE 4.13(b), no Contract requires the consent of any other party thereto to effectuate the assignment thereof to Buyer. All of the commitments, contracts, agreements and other legally binding arrangements, written or oral, to which Parent is a party or by which Parent is bound relating to the Business are set forth on SCHEDULE 1.1(b). None of the Assumed Contracts will be breached by Seller (or Parent (in the case of Parent Assigned Contracts)) as a result of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.

         4.14 REAL PROPERTY. (a) Neither Seller nor Parent owns any real property used in the operation of the Business. Seller has delivered to Buyer a true and complete copy of every Real Property Lease. SCHEDULE 4.14(a) describes each Real Property Lease by setting forth the name of the landlord or sublandlord, a description of the leased premises, the commencement and expiration dates of the current term, the security deposited by Seller or Parent with the landlord or sublandlord, if any, the monthly rental (including base and all additional rents) and whether the assignment of such Real Property Lease by Seller or Parent to Buyer requires the consent of the landlord or sublandlord. Seller or Parent (and no other person or entity) occupies the premises covered by such Real Property Lease.

              (b) ABSENCE OF NOTICE. Except as set forth in SCHEDULE 4.14(b), neither Seller nor Parent has received any notice, oral or written, with respect to matters which would adversely affect the use of the premises covered by the Real Property Leases or which would require the expenditure of more than $10,000 to cure breaches, violations or like matters.

         4.15 INVENTORY. All Inventory is carried on the Financial Statements at the lower of cost or market. The Financial Statements contain, as of their respective dates, adequate reserves for unuseable or unsaleable Inventory. All Inventory has been maintained in the ordinary course of business consistent with past practices, is of good and merchantable quality and consists substantially of a quality, quantity and condition usable, leaseable or saleable in the ordinary course of business consistent with past practices. Seller is not under any Liability or obligation with respect to the return of any material amount of Inventory in the possession of customers.

         4.16 NO THIRD PARTY OPTIONS. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any assets, properties or rights included in the Acquired Assets or any interest therein, except for those contracts for the sale of

Inventory entered into by Seller or Parent in the ordinary course of business consistent with past practice.

         4.17 TAXES. Except as set forth on SCHEDULE 4.17, with respect to the
Business: each of Seller and Parent (a) has timely filed all Tax returns required to be filed by it, and (b) has paid all Taxes which were due and payable by it prior to the date hereof; all Tax returns filed by Seller and Parent were true and correct as of the date on which they were filed or as subsequently amended; and all amounts required to be collected or withheld by Seller or Parent with respect to Taxes have been duly collected or withheld and any such amounts required to be remitted to any taxing authority have been duly remitted. For purposes of this Agreement, "TAX" or "TAXES" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, imposed or payable to the United States, or to any state, local or foreign government or subdivision or agency thereof, and, in each instance, such term shall include any interest, penalties or additions to tax attributable to any such Tax. With respect to the Business, none of Seller or Parent has received notice of a claim by any taxing jurisdiction where any such entity does not file Tax returns that such entity is or may be subject to taxation by such taxing jurisdiction.

         4.18 BOOKS OF ACCOUNT. The books, records and accounts of Seller maintained with respect to the Business accurately and fairly reflect, in all material respects, the transactions and the assets and liabilities of Seller with respect to the Business. Seller has not engaged in any transaction or series of transactions which would be deemed material to the Business except for transactions reflected in the normally maintained books and records of the Business.

         4.19 EXISTING CONDITION. Since May 31, 2001, Seller has operated the Business in the ordinary course of business consistent with past practice, and there has not been any event, change, action, failure to act or transaction which, individually or in the aggregate, could have a material adverse effect on the assets, liabilities, businesses, financial condition, operations, results of operations or prospects of the Business or the Acquired Assets, except for material adverse effects resulting primarily from general economic conditions or market conditions for the industry in which the Business operates. Without limiting the generality of the foregoing, since May 31, 2001, there has been no termination, cancellation or adverse change in the business relationship of Seller or Parent with any client or customer of, or other person with whom Seller or Parent has a commercial relationship affecting, the Business.

         4.20 ACCOUNTS RECEIVABLE. All Receivables reflected in the Financial Statements or included as Acquired Assets are or will be valid and existing and resulting from transactions in the ordinary course of business consistent with past practice.

         4.21 INTELLECTUAL PROPERTY. Seller owns or possesses adequate licenses or other valid rights to use all of the Intellectual Property set forth on
SCHEDULE 1.1(a)(x) (the "TRANSFERRED INTELLECTUAL PROPERTY"), which schedule denotes if such Transferred Intellectual Property is owned or leased by Seller. There is no Intellectual Property used in the Business except for the Transferred Intellectual Property. Seller is not aware of (a) any assertion or claim challenging the validity of any Transferred Intellectual Property; or (b) any infringement by another party of the Transferred Intellectual Property. Except as set forth in SCHEDULE 4.21, the rights of Seller in or to the Transferred Intellectual Property, and the operation by Seller of the Business as currently conducted, do not conflict with or infringe upon the Intellectual Property rights of any other person or entity, and Seller has not received any claim or notice from any person or entity to such effect. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Transferred Intellectual Property. After the consummation of the transactions contemplated hereby, Buyer shall own or possess adequate licenses or other valid rights to use all of the Transferred Intellectual Property to the same extent, and in the same manner, as Seller.

         4.22 BROKERS, FINDERS, ETC. Neither Seller nor Parent is a party to any agreement with any finder or broker, or in any way obligated to any finder or broker, for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement and the transactions contemplated hereby.

         4.23 INSURANCE. Seller or Parent maintains insurance policies for the Business (the "INSURANCE POLICIES"). To Seller's knowledge, no insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy. All of the Insurance Policies (including coverage amounts, annual premiums and deductibles) are disclosed on SCHEDULE 4.23.

         4.24 NO MISSTATEMENTS OR OMISSIONS. No representation or warranty made in this Agreement, or statements made in any document, schedule or certificate furnished pursuant to this Agreement, by Seller and/or Parent is false or misleading as to any material fact, or omits to state a material fact required to make any of the statements made herein or therein not misleading in any material respect.


5.       REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller as follows:

         5.1 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         5.2 AUTHORITY. Buyer has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Buyer has obtained all necessary corporate approvals for the execution and delivery of this Agreement and the other Transaction Documents to which it is party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and upon execution by Buyer of the other Transaction Documents to which it is party will be, duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitute Buyer's legal, valid and binding obligation, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights or subject to general principles of equity.

         5.3 NON-CONTRAVENTION. Except as set forth in SCHEDULE 5.3, none of the execution and delivery by Buyer of this Agreement or hereby, the performance of its obligations hereunder and thereunder or the consummation by Buyer of the transactions contemplated hereby and thereby will conflict with Buyer's Certificate of Incorporation and Bylaws or will, with or without notice, the passage of time or both, constitute a breach or violation of, be in conflict with, constitute or create a default under, or result in the creation or imposition of any Liens upon any property of Buyer pursuant to, (a) any contract, indenture, agreement, instrument, mortgage, lease or commitment to which Buyer is a party or by which any of its properties are bound, or to which Buyer is subject or (b) any Law relating to Buyer.

         5.4 GOVERNMENTAL CONSENTS. Except as set forth on SCHEDULE 5.4, there are no consents, approvals or authorizations of, or registrations, qualifications or filings with, any Governmental Authority necessary or required in connection with the execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder or thereunder or the consummation by Buyer of the transactions contemplated hereby or thereby.

         5.5 LITIGATION, ETC. There are no judicial or administrative actions, suits, proceedings or investigations pending or threatened against Buyer which question the validity of this Agreement or challenge any of the transactions contemplated hereby.

         5.6 BROKERS, FINDERS, ETC. Buyer is not a party to any agreement with any finder or broker, or in any other way obligated to any finder or broker, for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement or the transactions contemplated hereby.


6.       ADDITIONAL AGREEMENTS.

         6.1 CONDUCT OF THE BUSINESS. Seller covenants and agrees that, between the date hereof and the Closing Date, Seller shall cause the Business to be conducted only in the ordinary course of business consistent with past practices, and shall use its commercially reasonable efforts to maintain and preserve intact the Business and its relationships with suppliers, customers, employees and others having commercial relationships with it with a view toward preserving the Business, the Acquired Assets and the goodwill included therewith for Buyer. Without limiting the generality of the foregoing, Seller covenants and agrees that, between the date hereof and the Closing Date, without the prior written consent of Buyer, Seller shall not with respect to the Business:

                   (i) merge with, enter into a consolidation agreement with or acquire an interest in any person or entity, or acquire the assets or business of any person or entity (other than in the ordinary course of business consistent with past practice), or otherwise acquire any material assets or enter into any business combination;

                   (ii) enter into or adopt any employment or severance agreement with any employee of the Business or grant any increase in the compensation or benefits of any employee of the Business, except for increases in the ordinary course of business consistent with past practices;

                   (iii) guarantee any indebtedness or obligation on behalf of any person or entity;

                   (iv) sell, transfer, lease, sublease, license or otherwise dispose of any assets, properties or rights of the Business, except for Inventory sold in the ordinary course of business consistent with past practices;

                   (v) enter into any Contract, or amend to the detriment of the Business the terms of, or surrender or waive any right under, any Contract, except in all cases in the ordinary course of business consistent with past practice PROVIDED THAT such Contacts, amendments, surrenders or waivers are not, individually or in the aggregate, material;

                   (vi) hire any employees of the Business, except employees hired on an at will basis in the ordinary course of business consistent with past practices;

                   (vii) settle or compromise any Liability relating to the Business which is an Assumed Liability, except in the ordinary course of business consistent with past practices, provided that such settling or compromising of Liabilities is not, individually or in the aggregate, material;

                   (viii) transfer or grant any rights with respect to the Transferred Intellectual Property or allow any of the Transferred Intellectual Property to be disclosed other than under appropriate non-disclosure agreements, abandoned or otherwise become unavailable to the Business on the same terms and conditions as such rights were available to the Business as of the date of this Agreement;

                   (ix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence, or any of the rights or franchises or any license, permit or authorization under which the Business operates, to lapse or be suspended or revoked;

                   (x) take any action, engage in any practice, fail to take any action or enter into any transaction which could cause any representation or warranty of Seller in this Agreement to be untrue or result in any breach of any covenant or agreement made by Seller in this Agreement; or

                   (xi) enter into any agreement to take any actions otherwise prohibited by this Section 6.1.

         6.2 ACCESS TO INFORMATION. (a) From the date hereof until the Closing, upon reasonable notice, Seller shall, and shall cause its officers, employees, auditors and agents to, (i) afford the officers, employees, agents and representatives of Buyer access, during normal business hours, to the offices, personnel, properties, books and records of Seller relating to the Business and
(ii) furnish to the officers, employees, agents and representatives of Buyer such additional financial and operating data and other information relating to the Business as Buyer may from time to reasonably request.

              (b) In order to facilitate the resolution of any claims made against or by Seller or for any other reasonable purpose, for a period of seven
(7) years after the Closing, Buyer shall (i) retain the records relating to the Acquired Assets and the Business delivered to Buyer corresponding to periods prior to the Closing in a manner reasonably consistent with the prior practice of Buyer and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of Seller reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such books and records.

              (c) In order to facilitate the resolution of any claims made against or by Buyer or for any other reasonable purpose, for a period of seven
(7) years after the Closing, Seller shall (i) retain the books and records of Seller relating to the Acquired Assets and the Business for periods prior to the Closing which have not otherwise been delivered to Buyer and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of Buyer reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.

         6.3 NOTICE OF DEVELOPMENTS. (a) Prior to the Closing Date, Seller and Parent shall promptly notify Buyer in writing of (i) all events, circumstances, facts or occurrences arising subsequent to the date of this Agreement which are known to Seller or Parent: (A) which could result in any breach by Seller or Parent of a representation or warranty or covenant in this Agreement; or (B) which would reasonably be expected to allow Buyer to exercise its right to terminate this Agreement pursuant to Article 9; and (ii) all other material developments which are known to Seller or Parent affecting the assets, liabilities or obligations, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Business, except for developments which result primarily from general economic conditions or market conditions for the industry in which the Business operates.

              (b) Prior to the Closing Date, Buyer shall promptly notify Seller in writing of all events, circumstances, facts or occurrences arising subsequent to the date of this Agreement which are known to Buyer which would reasonably be expected to allow Seller or Parent to exercise its right to terminate this Agreement pursuant to Article 9.

         6.4 AUTHORIZATIONS AND CONSENTS; SUBCONTRACTS; CONDITIONS. (a) Each party hereto shall use its commercially reasonable efforts to obtain the authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for the performance of its obligations under, and the consummation of the transactions contemplated by, this Agreement and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any such required authorizations, consents, orders or approvals.

              (b) Each of Seller (and Parent (with respect only to the Parent Assigned Contracts)) shall use its commercially reasonable efforts to obtain any consents, approvals or estoppel letters which are necessary for Seller or Parent to obtain in order to assign or otherwise transfer to Buyer the Assumed Contracts, the Intellectual Property and the other Acquired Assets (collectively, the "THIRD PARTY CONSENTS"). Without limiting the foregoing, each of Seller and Parent shall use its commercially reasonable efforts to obtain from Motorola (as defined herein) the assignment of the Motorola Agreement (as defined herein) to Buyer, which assignment shall designate Buyer under the terms of the Motorola Agreement as a "Preferred Vendor" having authorized service centers at the Business' location at 196 Quigley Boulevard, New Castle, Delaware, and a second location to be designated by Buyer in Hollywood, Florida, subject to inspection, ASR Room Requirements and other conditions set forth in the Motorola Agreement relating thereto.

              (c) Seller shall deliver the Audited Financial Statements to Buyer as promptly as practicable after the date hereof (but in any event by August 24, 2001). Each of Seller (and Parent (with respect only to the Parent Assigned Contracts)) shall use its commercially reasonable efforts to cause all the conditions in Section 7.2 within its control to be satisfied prior to the scheduled Closing Date. Buyer shall use its commercially reasonable efforts to cause all the conditions in Section 7.1 within its control to be satisfied prior to the scheduled Closing Date.

         6.5 CONFIDENTIALITY. Seller and Parent acknowledge that during the course of their ownership and operation of the Business they have produced and had access to Confidential Information (as defined below). Accordingly, Seller and Parent, jointly and severally, covenant and agree to, and Seller and Parent shall cause their respective agents, representatives, affiliates, officers, directors and employees to, treat and hold in confidence the Confidential Information and not, directly or indirectly, disclose, publish or otherwise make available any of the Confidential Information to the public or to any person or use any of the Confidential Information for their own benefit or for the benefit of any other person, other than Buyer. For purposes of this Agreement, "CONFIDENTIAL INFORMATION" means all information (whether or not reduced to written, electronic, magnetic or other tangible form) acquired in any way by Seller or Parent during the course of their ownership and operation of the Business concerning the products, services, projects, activities, business or affairs of the Business or its customers, including, without limitation, (i) all information concerning trade secrets of the Business, product hardware, related software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements or inventions of the Business, (ii) all sales and financial information concerning the Business, (iii) all independent contractor, customer and supplier lists of the Business, (iv) all information concerning products, services or projects under development of the Business or marketing plans for any of those products, services or projects, (v) all information in any way concerning the customers of the Business and (vi) all information relating to the transactions contemplated by this Agreement. Notwithstanding the foregoing, (a) the term Confidential Information shall not include information that is generally available to the public or becomes generally available to the public other than as a result of a breach by Seller or Parent of this Section 6.5 and (b) to the extent Seller and Parent use any Confidential Information in their respective operations and businesses other than the Business, each can continue to use the Confidential Information in such other operations and businesses in a manner consistent with past practice prior to the date hereof.

         6.6 NO SOLICITATION OR NEGOTIATION. Seller and Parent, jointly and severally, covenant and agree that between the date of this Agreement and the Closing, none of Seller, Parent or any of their respective affiliates, officers, directors, representatives or agents will (a) solicit, initiate, consider, encourage, negotiate, discuss or accept any other proposals or offers from any person or entity (i) to purchase all or any portion of the assets of the Business (other than Inventory sold in the ordinary course of business consistent with past practices), (ii) to enter into any business combination with Seller with respect to the Business or (iii) with respect to the Business, to enter into any other extraordinary transaction or transaction outside the ordinary course of business consistent with past practice, or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other person or entity to seek to do, any of the foregoing. Seller and Parent covenant that neither has any agreement, understanding or arrangement with respect to the foregoing. Seller and Parent immediately shall cease, and cause to be terminated, all existing discussions, conversations, negotiations and other communications with any persons or entities conducted heretofore with respect to any of the foregoing. Seller and Parent shall notify Buyer promptly in writing if any such proposal or offer, or any inquiry or other contact with any person or entity with respect thereto, is made and shall, in any such notice to Buyer, indicate in reasonable detail the identity of the person or entity making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. Seller and Parent covenant and agree not to, without the prior written consent of Buyer, release any person or entity from, or waive any provision of, any confidentiality or standstill agreement relating to or affecting the Business to which Seller, Parent or any affiliate thereof is a party.

         6.7 NON-COMPETE. (a) Seller and Parent, jointly and severally, covenant and agree that for a period of five (5) years from the Closing Date (the "RESTRICTED PERIOD"), neither Seller nor Parent shall, directly or indirectly,
(i) be, or become, or have or acquire the right to become, directly or indirectly, a record or beneficial owner of equity or profits interests in, or manage, operate, control or engage in (as an officer, director, stockholder, partner, consultant, owner, employee, agent, creditor or otherwise), any business, person or entity that is then, or which then proposes to become, a competitor of Buyer in the Business anywhere in North America; PROVIDED THAT, the foregoing shall not restrict Seller or Parent from the ownership, solely as an investment, of securities of any business, person or entity if such ownership is (x) not as a controlling person of such business, person or entity, (y) not as a member of a group that controls such business, person or entity and (z) not as a direct or indirect beneficial owner of 5% or more of any class of securities of such business, person or entity; (ii) induce or seek to influence any employee of (or consultant to) Buyer to leave its employ (or terminate such consultancy) or to become financially interested in a competing business; (iii) aid a competitor of Buyer with respect to the Business in any attempt to hire a person who shall have been employed by, or who was a consultant to, Buyer within the one-year period preceding the date of any such aid; or (iv) induce or attempt to influence any person who was a customer of Buyer during such period to transact business with a competitor of Buyer with respect to the Business or not to do business with Buyer. ___ The Restricted Period shall be extended by the length of time during which Seller or Parent is in breach of the provisions of this Section 6.7.

              (b) Each of Seller and Parent acknowledges that the Restricted Period contained in Section 6.7(a) is reasonable under the circumstances. Moreover, it is the desire and intent of the parties that the provisions of
Section 6.7(a) be enforceable to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the parties agree that, should a Governmental Authority determine subsequently that the terms of Section 6.7(a) are greater than reasonably necessary to protect Buyer's or its affiliates' interests, the parties will request that such Governmental Authority reform such terms by specifying the greatest time period and/or geographic area that would not render such terms unenforceable. Each of Seller and Parent specifically agrees that, in the event of a breach or threatened breach by it or any of its respective affiliates of the covenants contained in Section 6.7(a), Buyer and/or its affiliates would suffer irreparable injury and shall be entitled to seek equitable relief by way of temporary or permanent injunction or any other equitable remedies.

         6.8 EMPLOYEES. Prior to the Closing, Buyer shall offer employment effective as of the Closing to each of the employees listed on SCHEDULE 4.10(a) with an asterisk (*) next to his or her name at compensation rates comparable to the rates being received by each as of the Closing Date (assuming compliance by Seller and Parent with Section 6.1(ii) and (vi) hereof). Except as set forth in the previous sentence, Buyer shall have no obligation or Liability for (and Seller or Parent, as the case may be, shall retain the obligation and Liability for) any salary, compensation, benefits, severance or other amounts owed to or claimed by any employee of Seller, Parent or any of their respective affiliates, including, without limitation, for periods prior to the Closing or as a result of Buyer's election not to offer employment to such employee as of the Closing. Nothing in this Agreement shall confer upon any employee of Seller, Parent or any of their respective affiliates any expectation, entitlement or right to employment or employment for any length of term with Buyer or any compensation, benefits or severance thereunder.

         6.9 SATISFACTION OF LIABILITIES. Each of Seller and Parent shall pay, perform and discharge when due all of its respective Excluded Liabilities.

         6.10 PUBLIC DISCLOSURES. Prior to the Closing, no party to this Agreement (nor any of its respective affiliates) will issue any press release or make any other public disclosures concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other parties. Notwithstanding the preceding sentence, nothing in this Section 6.10 will preclude any party (or its affiliates) from making any disclosures required by any Governmental Authority or Law; PROVIDED, HOWEVER, that the party required to make public disclosure shall use reasonable efforts to allow the other parties reasonable time to comment on such public disclosure in advance of such public disclosure.

         6.11 BULK SALES. Buyer hereby waives compliance with any bulk sales law which may be applicable to the transactions contemplated hereby.

         6.12 TRANSITION SERVICES AGREEMENT. At the Closing, Seller and/or Parent, on the one hand, and Buyer, on the other hand, shall execute and deliver to the other a Transition Services Agreement, in form and substance satisfactory to the parties thereto (the "TRANSITION SERVICES AGREEMENT"), covering the matters described on SCHEDULE 6.12.


7.       CONDITIONS TO CLOSING.

         7.1 CONDITIONS TO OBLIGATIONS OF SELLER AND PARENT. The obligation of Seller and Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as if made on the Closing Date, except for such representations and warranties which are made as of another date which shall be true and correct as of such other date (other than in each case such representations and warranties which are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects on the relevant date), and all of the covenants contained in this Agreement to be complied with by Buyer on or prior to the Closing shall have been complied with by Buyer in all material respects, and Seller shall have received a certificate of Buyer to such effect signed by a duly authorized officer of Buyer;

              (b) NO ORDER. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Laws, injunction or other order (whether temporary, preliminary or permanent), which is in effect materially restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement; PROVIDED THAT, the provisions of this Section 7.1(b) shall not apply to any action which Seller, Parent or any of their respective affiliates shall have directly or indirectly solicited or encouraged;

              (c) OTHER GOVERNMENTAL AND REGULATORY CONSENTS. Buyer shall have delivered, made or obtained (i) all filings with Governmental Authorities required to be made prior to the Closing and (ii) all consents, approvals, permits and authorizations from Governmental Authorities required to be obtained prior to the Closing, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, other than those which if not delivered, made or obtained would not have a material adverse effect on the transactions contemplated hereby or the conduct of the Business or the operation of the Acquired Assets after the Closing Date;

              (d) RESOLUTIONS; INCUMBENCY. Seller shall have received a certificate of the Secretary or Assistant Secretary of Buyer certifying (i) a true and complete copy of the resolutions duly and validly adopted by the Board of Directors of Buyer evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder;

              (e) ORGANIZATION DOCUMENTS. Buyer shall have delivered to Seller
(i) a copy of the certificate of incorporation of Buyer, certified by the Secretary of State of the State of Delaware as of a date not earlier than thirty
(30) days prior to the Closing Date, and (ii) the Bylaws of Buyer, certified by the Secretary or Assistant Secretary of Buyer, each accompanied by a certificate of the Secretary or Assistant Secretary of Buyer, dated as of the Closing Date, stating that no other amendments have been made to Buyer's certificate of incorporation or bylaws and such governing instruments are in full force and effect;

              (f) OTHER AGREEMENTS. Buyer shall have delivered to Seller executed counterparts of the Transaction Documents not executed on the date hereof; and

              (g) CORPORATE MATTERS. All actions, proceedings, resolutions, instruments and documents on the part of Buyer required to carry out this Agreement and the transactions contemplated hereby shall have been approved on the Closing Date by Seller and its counsel, in the exercise of their reasonable judgment.

         7.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same force and effect as if made on the Closing Date, except for such representations and warranties which are made as of another date which shall be true and correct as of such other date (other than in each case such representations and warranties which are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects on the relevant date), and all of the covenants contained in this Agreement to be complied with by each of Seller and Parent on or before the Closing shall have been complied with in all material respects, and Buyer shall have received a certificate of Seller and Parent to such effect, signed by a duly authorized officer of Seller or Parent, as the case may be;

              (b) NO ORDER. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Laws, injunction or other order (whether temporary, preliminary or permanent), which is in effect materially restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement; PROVIDED THAT, the provisions of this Section 7.2(b) shall not apply to any action which Buyer or its affiliates shall have directly or indirectly solicited or encouraged;

              (c) OTHER GOVERNMENTAL AND REGULATORY CONSENTS; THIRD PARTY CONSENTS. Seller (and Parent (with respect only to the Parent Assigned Contracts)) shall have delivered, made or obtained (i)(A) all filings with Governmental Authorities required to be made prior to the Closing and (B) all consents, approvals, permits and authorizations from Governmental Authorities required to be obtained prior to the Closing, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, other than those which if not delivered, made or obtained would not have a material adverse effect on the transactions contemplated hereby or the conduct of the Business or the operation of the Acquired Assets after the Closing Date and (ii) consents to assignment of the Contracts listed on SCHEDULE 7.2(c);

              (d) RESOLUTIONS; INCUMBENCY. (i) Buyer shall have received a certificate of the Secretary or Assistant Secretary of Seller certifying (A) a true and complete copy of the resolutions duly and validly adopted by the Board of Directors and the stockholders of Seller, evidencing its their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other documents to be delivered hereunder; and

                   (ii) Buyer shall have received a certificate of the Secretary or Assistant Secretary of Parent certifying (A) a true and complete copy of the resolutions duly and validly adopted by the Board of Directors of Parent, evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) the names and signatures of the officers of Parent authorized to sign this Agreement and the other documents to be delivered hereunder;

              (e) ORGANIZATION DOCUMENTS. (i) Seller shall have delivered to Buyer (A) a copy of the certificate of incorporation of Seller, certified by the Secretary of State of the State of Delaware as of a date not earlier than thirty
(30) days prior to the Closing Date, and (B) the Bylaws of Seller, certified by the Secretary or Assistant Secretary of Seller, each accompanied by a certificate of the Secretary or Assistant Secretary of Seller, dated as of the Closing Date, stating that no other amendments have been made to Seller's certificate of incorporation or bylaws and such governing instruments are in full force and effect; and

                   (ii) Parent shall have delivered to Buyer (A) a copy of the certificate of incorporation of Parent, certified by the Secretary of the State of the State of Delaware as of a date not earlier than thirty (30) days prior to the Closing Date, and (B) the Bylaws of Parent, certified by the Secretary or Assistant Secretary of Parent, each accompanied by a certificate of the Secretary or Assistant Secretary of Parent, dated as of the Closing Date, stating that no other amendments have been made to Parent's certificate of incorporation or bylaws and such governing instruments are in full force and effect;

              (f) OTHER AGREEMENTS. Seller and Parent, as the case may be, shall have delivered to Buyer executed counterparts of the Transaction Documents not executed on the date hereof;

              (g) MOTOROLA ASSIGNMENT. Buyer shall have received the consent of Motorola (as defined below) to the assignment from Parent to Buyer of the Repair and Service Agreement (the "MOTOROLA AGREEMENT") dated as of August 15, 2000 between General Instruments Corporation, doing business as the Broadband Communications Sector of Motorola, Inc. ("MOTOROLA"), and Parent and, which assignment shall designate Buyer under the terms of the Motorola Agreement as a "Preferred Vendor" having authorized service centers at the Business' location at 196 Quigley Boulevard, New Castle, Delaware, and a second location to be designated by Buyer in Hollywood, Florida, subject to inspection, ASR Room Requirements and other conditions set forth in the Motorola Agreement relating thereto, which consent has been executed by Motorola, Parent and Buyer and is in form and substance satisfactory to Buyer;

              (h) RELEASE OF LIENS. Buyer shall have received evidence satisfactory to Buyer in the reasonable exercise of its judgment of the release of all Liens on the Acquired Assets;

              (i) CORPORATE MATTERS. All actions, proceedings, resolutions, instruments and documents on the part of Seller and Parent required to carry out this Agreement and the transactions contemplated hereby shall have been approved on the Closing Date by Buyer and its counsel, in the reasonable exercise of their judgment;

              (j) LEGAL OPINION. Buyer shall have received from Seller's and Parent's counsel an opinion, in form and substance reasonably satisfactory to Buyer and its counsel;

              (k) NO MATERIAL ADVERSE EFFECT. No event or events shall have occurred, or be reasonably likely to occur, which individually or in the aggregate, have, or could have, a material adverse effect on the Acquired Assets, the Business or its prospects or the ability of Seller or Parent to consummate the transactions contemplated by this Agreement; and

              (l) AUDIT OF THE BUSINESS. Buyer shall have received the Audited Financial Statements in form and substance as required by Section 4.4(a) and Buyer shall have determined that there are no material differences between the Unaudited Financial Statements and the Audited Financial Statements as at and for the six-month period ended June 30, 2001 other than differences arising in the ordinary course of business consistent with past practice from May 31, 2001 to June 30, 2001 which are not materially adverse to the Business or its prospects.


8.       CLOSING.

         8.1 CLOSING DATE. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to
Article 9 hereof, the closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036, at 10:00 a.m., New York City time, on August 31, 2001 (or, if later, the date which is three business days after the date on which the conditions to the Closing set forth in
Section 7.2(c), (g) and (l) have been satisfied or waived), or such other date, time and place (including via mail and facsimile) as shall be agreed upon by Seller and Buyer (the actual date being herein called the "CLOSING DATE"). All references in this Agreement to the Closing Date shall be deemed made to the Closing and vice versa.

         8.2 BUYER DELIVERIES. At the Closing, Buyer shall deliver to Seller:
(i) the Cash Purchase Price as provided in Article 2 hereof, (ii) the agreements, documents, certificates and instruments to be delivered by Buyer pursuant to Section 7.1 hereof and (iii) such other agreements, documents and instruments as Seller and its counsel reasonably request.

         8.3 SELLER DELIVERIES. At the Closing, Seller or Parent, as the case may be, shall deliver to Buyer: (i) the Bill of Sale, (ii) the agreements, documents, certificates, opinions and instruments to be delivered by Seller and/or Parent pursuant to Section 7.2 hereof and (iii) such other agreements, documents and instruments as Buyer and its counsel reasonably request.


9.       TERMINATION OF AGREEMENT.

         9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

              (a) by the mutual written consent of Buyer and Seller;

              (b) by either Buyer, on the one hand, or Seller or Parent, on the other hand, if the Closing shall not have occurred on or prior to September 30, 2001; PROVIDED, HOWEVER, that the right to terminate this Agreement under this
Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

              (c) by Buyer if between the date hereof and the date and time scheduled for the Closing in Section 8.1 (as extended or accelerated in accordance therewith): (i) an event or condition occurs that has resulted in, or may reasonably be expected to result in, a material adverse effect on the Acquired Assets, the Business or Seller's or Parent's ability to consummate the transactions contemplated by this Agreement; (ii) any representation or warranty of Seller or Parent contained in this Agreement (which is not qualified as to materiality or material adverse effect) shall not have been true and correct when made in any material respect or any representation or warranty of Seller or Parent contained in this Agreement (which is qualified as to materiality or material adverse effect) shall not have been true and correct when made in all respects; (iii) Seller or Parent shall not have complied with any covenant or agreement contained in this Agreement in any material respect; or (iv) Seller or Parent makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any of Seller or Parent seeking to adjudicate any of them a bankrupt or insolvent or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of any of their respective debts under any Law relating to bankruptcy, insolvency or reorganization; or

              (d) by Seller or Parent if between the date hereof and the date and time scheduled for the Closing in Section 8.1 (as extended or accelerated in accordance therewith): (i) any representation or warranty of Buyer contained in this Agreement (which is not qualified to materiality or material adverse effect) shall not have been true and correct when made in any material respect or any representation or warranty of Buyer contained in this Agreement (which is qualified as to materiality or material adverse effect) shall not have been true and correct in all respects when made; or (ii) Buyer shall not have complied with any covenant or agreement contained in this Agreement in any material respect.

For the purpose of this Section 9.1, Seller and Parent shall be deemed the same party to this Agreement.

         9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void except with respect to Sections 4.23 (Seller and Parent Brokers, Finders, etc.),
5.6 (Buyer Brokers, Finders, etc.) and 11.3 (Expenses), and Article 10 as it relates to those provisions, which provisions of this Agreement shall survive the termination; PROVIDED, HOWEVER, this Section 9.2 shall not relieve any party from liability for any breach of this Agreement resulting in its termination.

         9.3 WAIVER. (a) At any time prior to the Closing, any party hereto may in writing (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. For purposes of this Section 9.3, Seller and Parent shall be deemed the same party to this Agreement.

         (b) In the event that Buyer waives the provisions of Section 7.2(c)(ii) with respect to any Assumed Contract described therein and elects to close the transactions contemplated by this Agreement notwithstanding that the consent of the party (other than Seller or Parent) to such Assumed Contract has not been obtained, then (i) Seller (or Parent (in the case of a Parent Assumed Contract)) shall subcontract or license to Buyer such Assumed Contract on terms substantially equivalent to those in such Assumed Contract and (ii) Buyer shall be liable for any breaches or defaults under the Assumed Contract caused solely by reason of the arrangement described in Section 9.3(b)(i) above. Nothing in this Section 9.3(b) shall be deemed to relieve Seller or Parent of its obligations under Section 6.4(b) or waive any provision of Article 7.


10.      INDEMNIFICATION

         10.1 INDEMNIFICATION. (a) Seller and Parent, jointly and severally, agree to indemnify, defend and hold harmless Buyer, any subsidiary or affiliate thereof and their respective officers, directors, stockholders, controlling persons, employees, agents, successors and assigns

(collectively, the "INDEMNIFIED BUYER GROUP") from and against any and all Liabilities, losses (including, without limitation, diminution in value of the Acquired Assets), damages, claims, costs, expenses (including, without limitation, reasonable attorneys', accountants' and outside advisors' fees and disbursements), judgments, interest and penalties (collectively, "BUYER LOSSES") incurred as a result of, arising out of or in respect of :

                   (i) any breach by Seller or Parent of any of its respective representations and warranties contained in this Agreement (including the Schedules) or any Transaction Document (and in determining whether there has been a breach of any representation or warranty contained in Section 4.6 or 4.7 of this Agreement and in determining the amount of the Buyer Loss arising out of the breach of any representation or warranty contained in Section 4.6 or 4.7 of this Agreement, such representation and warranty shall not be qualified by the phrases "in all material respects" or "in any material respect");

                   (ii) any failure by Seller or Parent to perform any of its respective covenants or agreements contained in this Agreement (including the Schedules) or any Transaction Documents; or

                   (iii) any of the matters set forth in SCHEDULE 4.9, SCHEDULE
4.17 or SCHEDULE 4.21.

              (b) Buyer agrees to indemnify, defend and hold harmless Seller, Parent, any subsidiary or affiliate thereof and their respective officers, directors, stockholders, controlling persons, employees, agents, successors and assigns (collectively, the "INDEMNIFIED SELLER GROUP") from and against any and all Liabilities, losses, damages, claims, costs, expenses (including, without limitation, reasonable attorneys', accountants' and outside advisors' fees and disbursements), judgments, interest and penalties (collectively, "SELLER LOSSES") incurred as a result of, arising out of or in respect of:

                   (i) any breach by Buyer of any of its representations and warranties contained in this Agreement (including the Schedules) or any Transaction Document;

                   (ii) any failure by Buyer to perform any of its covenants or agreements contained in this Agreement (including the Schedules) or any Transaction Document; or

                   (iii) any failure by Buyer to pay, perform or discharge when due any of the Assumed Liabilities.

         10.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties set forth in this Agreement shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of Seller, Parent or Buyer, as applicable, for a period of eighteen (18) months after the Closing Date; PROVIDED THAT,

(a) the representations and warranties made by Seller in (i) Sections 4.1, 4.2, 4.7, 4.11 and 4.22 shall survive indefinitely; and (ii) Sections 4.6 and 4.17 shall survive until the applicable statute of limitations for the legal and tax matters contained therein has expired; and (b) the representations and warranties made by Buyer in Sections 5.1, 5.2 and 5.6 shall survive indefinitely. The agreements and covenants of the parties under this Agreement shall remain in full force and effect until the applicable period under the statute of limitations therefor has expired. No claim for the recovery of Losses may be asserted by a member of the Indemnified Seller Group or the Indemnified Buyer Group, as the case may be, after the applicable time period specified in this Section 10.2; PROVIDED, HOWEVER, that claims first asserted in writing within such time period shall not be extinguished.

         10.3     LIMITATION ON INDEMNITY.

         (a) LIMITATIONS FOR SELLER. Seller's and Parent's obligations to indemnify members of the Indemnified Buyer Group set forth in Section 10.1(a) shall be subject to the following limitations:

                   (i) No indemnification for Buyer Losses asserted against Seller or Parent under Section 10.1(a)(i) shall be required unless and until the cumulative amount of such Buyer Losses equals or exceeds eighty thousand dollars ($80,000) (the "SELLER THRESHOLD"), and then only to the extent that the cumulative amount of Buyer Losses exceeds the Seller Threshold.

                   (ii) Seller's and Parent's combined liability to the Indemnified Buyer Group under Section 10.1(a)(i) for Buyer Losses shall not exceed eight million dollars ($8,000,000).

                   (iii) None of the limitations contained in Section 10.3(a)(i) and (ii) shall apply to Seller's and Parent's indemnification obligations in respect of the representations and warranties in Sections 4.1, 4.2, 4.7, 4.11,
4.17 or 4.22.

                   (iv) Other than claims based on fraud or claims for specific performance or injunctive relief, the indemnity provided in this Article 10 shall be the sole and exclusive remedy of the indemnified party against the indemnifying party at law or equity for any matter covered by Section 10.1(a).

              (b) LIMITATIONS FOR BUYER. Buyer's obligation to indemnify members of the Indemnified Seller Group set forth in Section 10.1(b) shall be subject to the following limitations:

                   (i) No indemnification for Seller Losses asserted against Buyer under Section 10.1(b)(i) shall be required unless and until the cumulative amount of such Seller Losses equals or exceeds eighty thousand dollars ($80,000) (the "BUYER THRESHOLD"), and then only to the extent that the cumulative amount of Seller Losses exceeds the Buyer Threshold.

                   (ii) Buyer's combined liability to the Indemnified Seller Group under Section 10.1(b)(i) for Seller Losses shall not exceed eight million dollars ($8,000,000).

                   (iii) None of the limitations contained in Section 10.1(b)(i) and (ii) shall apply to Buyer's indemnification obligations in respect of the representations and warranties in Sections 5.1, 5.2 or 5.6;

                   (iv) Other than claims based on fraud or claims for specific performance or injunctive relief, the indemnity provided in this Article 10 shall be the sole and exclusive remedy of the indemnified party against the indemnifying party at law or equity for any matter covered by Section 10.1(b).

         10.4 NOTICE OF CLAIMS. An indemnified party shall give prompt written notice (and in the case of a claim for the breach of a representation or warranty such notice shall be given within the applicable survival period) to the indemnifying party of any claim against the indemnified party which might give rise to a claim by the indemnified party against the indemnifying party under the indemnification provisions contained herein, stating the nature and basis of the claim and the actual or estimated amount thereof, PROVIDED, HOWEVER, that failure to give such notice will not affect the obligation of the indemnifying party to provide indemnification in accordance with the terms of
Section 10.1 unless, and only to the extent that, the indemnifying party is actually prejudiced thereby. In the event that any action, suit or proceeding is brought against any indemnified party with respect to which the indemnifying party may have Liability under the indemnification provisions contained herein, the indemnifying party shall, upon written acknowledgment by the indemnifying party that such action, suit or proceeding is an indemnifiable Buyer Loss or Seller Loss pursuant to Section 10.1, have the right, at the cost and expense of the indemnifying party, to defend such action in the name and on behalf of the indemnified party (using counsel satisfactory to the indemnified party), and, in connection with any such action, the indemnified party and the indemnifying party agree to render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, PROVIDED, HOWEVER, that an indemnified party shall have the right to retain its own counsel, with fees and expenses paid by the indemnifying party, if representation of such indemnified party by counsel retained by the indemnifying party would be inappropriate because of actual or potential differing interests between such indemnified party and the indemnifying party. If the indemnifying party shall fail to defend such action, suit or proceeding, then the indemnified party shall have the right to defend such action without prejudice to its rights to indemnification under Section 10.1 and, in connection therewith, the indemnified party and the indemnifying party agree to render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action. Neither the indemnified party nor the indemnifying party shall make any settlement of any claim which might give rise to Liability of the indemnifying party under the indemnification provisions contained herein without the written consent of each party, which consent shall not be unreasonably withheld, delayed or conditioned.


11.      GENERAL.

         11.1 NOTICES. All communications provided for hereunder shall be effective only if in writing and shall be deemed to be given when delivered in person or by private courier when telefaxed with receipt of confirmation of delivery, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and,


         If to Seller or
         Parent:                            Broadband Services, Inc
                                            8822 South Ridgeline Boulevard
                                            Suite 400
                                            Highland Ranch, Colorado 80129
                                            Attn:    Terrel E. Davis, Esq.
                                            Tel:     (720) 344-3913
                                            Fax:     (720) 344-3995

         With a copy to:                    Sherman & Howard
                                            633 17th Street
                                            Suite 3000
                                            Denver, Colorado 80202
                                            Attn:    Scott Pullara, Esq.
                                            Tel:     (303) 299-8318
                                            Fax:     (303) 298-0940

         If to Buyer:                       A Novo Broadband, Inc.
                                            3015 Greene Street
                                            Hollywood, Florida 33020
                                            Attn.:   David Chisum
                                            Tel:     (954) 921-3872
                                            Fax:     (954) 922-9077

         With a copy to:                    Kronish Lieb Weiner & Hellman LLP
                                            1114 Avenue of the Americas
                                            New York, NY 10036
                                            Attn:    Russell S. Berman, Esq.
                                            Tel:     (212) 479-6120
                                            Fax:     (212) 479-6275

or to such other address as any such party shall designate by written notice to the other parties hereto.

         11.2 FURTHER ASSURANCES; ASSET RETURNS. Upon request from time to time, each of Seller and Parent shall execute and deliver all documents, take all rightful oaths and do all other acts that may be reasonably necessary or desirable to effect the transfer of the Acquired Assets in accordance herewith. From and after the Closing, Buyer shall have the right and authority to collect for its own account all Receivables and other items that are included in the Acquired Assets (and to reference Seller's and Parent's names for such limited purpose) and to endorse with the name of Seller or Parent, as applicable, any checks or drafts received with respect to any Receivables or other items included in the Acquired Assets; PROVIDED THAT Buyer sends Seller a copy of such check, draft or other item so endorsed within five (5) business days of depositing it with Buyer's bank. If Seller, Parent or any of their respective affiliates receives payment from and after the Closing Date of any Receivable included in the Acquired Assets, it shall promptly remit such payment in full to Buyer. In the event that Buyer receives any assets, properties or rights of Seller that are not intended to be transferred pursuant to the terms of this Agreement, Buyer agrees to promptly return such assets, properties or rights to Seller.

         11.3 EXPENSES. Except as set forth herein, Seller and Parent, on the one hand, and Buyer, on the other hand, shall each pay their respective expenses (including, without limitation, legal, investment banking, finder's, broker's and accounting fees) incurred in connection with the origination, negotiation and execution of this Agreement and the Transaction Documents. Seller and Parent shall be responsible for the payment of all sales, use, excise, transfer, recording or other similar Taxes, if any, which may be due or payable with respect to the consummation of the transactions contemplated by this Agreement, and shall file all necessary documentation and Tax returns with respect to such Taxes.

         11.4 NON-ASSIGNABILITY. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto without the express prior written consent of the other party, and any attempted assignment, without such consents, shall be null and void; PROVIDED, HOWEVER, Buyer may assign this Agreement to a subsidiary so long as Buyer remains liable for the obligations of such subsidiary under this Agreement.

         11.5 AMENDMENT; WAIVER. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein or in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         11.6 SCHEDULES AND EXHIBITS. All exhibits and schedules hereto are hereby incorporated by reference and made a part of this Agreement. Each exhibit and schedule shall be read independent of any other exhibit or schedule.

         11.7 NO THIRD PARTY BENEFICIARIES. Except as provided in Article 10, nothing herein, expressed or implied, shall create or establish any third-party beneficiary hereto nor confer upon any person not a party to this Agreement (including, without limitation, any employee or former employee of Seller, Parent or any of their respective affiliates) any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

         11.8 GOVERNING LAW. Each of this Agreement and the other Transaction Documents (except as otherwise specifically provided therein) shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

         11.9 DISPUTES. Except for the dispute procedures set forth in Section
2.3 above relating to the determination of Closing Working Capital, requests for injunctive relief and the enforcement of the award of the arbitrators under this
Section 11.9 (or Section 2.3), all disputes arising in connection with this Agreement, any of the other Transaction Documents or their respective subject matter (including the scope of this agreement to arbitrate) shall be resolved by binding arbitration which shall be administered by the American Arbitration Association ("AAA") in accordance with AAA's Commercial Arbitration Rules. The arbitration shall be conducted and the award shall be rendered in Chicago, Illinois or such other place as the parties to the arbitration agree before a panel of three arbitrators. Each arbitrator shall be a retired judge or a practicing attorney with no less than fifteen years of experience as such and shall be experienced in arbitration and in commercial law. The arbitrators shall be required to follow the law of the State of Delaware and the provisions of this Agreement. For purposes of this Section 11.9, Seller and Parent shall be considered the same party to a dispute.

         The expenses of arbitration (including fees and expenses of counsel) shall be borne or apportioned in accordance with the award of the arbitrators. Judgment upon the award may be entered in any court of competent jurisdiction. All notices relating to any arbitration hereunder shall be in writing and shall be effective if given in accordance with the provisions of Section 11.1. The arbitration provisions set forth herein shall be governed by the Federal Arbitration Act, Title 9, United States Code.

         By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrators shall have full authority to grant provisional remedies or modify or vacate any temporary or preliminary relief issued by a court, and to award damages for the failure of any party to respect the arbitrators' orders to that effect. Each party understands and agrees that the other parties will be irreparably damaged in the event its obligations under this Agreement are not specifically enforceable. Each party, therefore, agrees that in the event of a breach of any material provision of this Agreement, the aggrieved party may elect to institute and proceed as provided above.

         11.10 SPECIFIC PERFORMANCE. The parties agree that due to the unique subject matter of this transaction, monetary damages will be insufficient to compensate the non-breaching party in the event of a breach of any part of this Agreement. Accordingly, the parties agree that the non-breaching party shall be entitled (without prejudice to any other right or remedy to which it may be entitled) to an appropriate decree of specific performance or an injunction restraining any violation of this Agreement or other equitable remedies to enforce this Agreement (without establishing the likelihood of irreparable injury or posting bond or other security), and the breaching party waives in any action or proceeding brought to enforce this Agreement the defense that there exists an adequate remedy at law.

         11.11 ENTIRE AGREEMENT. This Agreement (including the exhibits and the schedules) and the other Transaction Documents referred to herein (including, without limitation, the letter agreement referred to in SCHEDULE 4.13(A)) set forth the entire understanding of the parties hereto and supersede all prior agreements whether written or oral relating to the same subject matter.

         11.12 SECTION HEADINGS; TABLE OF CONTENTS; INTERPRETATION. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender and neuter, (b) words using the singular or plural number also include the plural or singular number, (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement and not to any particular provision of this Agreement, (d) the term "Section" refers to the specified Section of this Agreement, (e) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of Seller and Parent in connection with the operation of the Business, (f) the terms "include," "includes," "included" or "including" shall be deemed to be followed by the words "without limitation,"
(g) the term "person" means and includes any individual or entity and (h) the term "Affiliate" or "affiliate" means, with respect to any person or entity, any person or entity who or that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such person or entity. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under United States GAAP. Unless otherwise stated, all monetary amounts specified in this Agreement shall be in United States Dollars. The parties intend that each representation, warranty, covenant or agreement contained herein shall have independent significance. If any party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, covenant or agreement.

         11.13 SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

         11.14 SIGNATURES. This Agreement shall be effective upon delivery of original signature pages or facsimile copies thereof executed by each of the parties.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

         11.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The parties to this Agreement need not execute the same counterpart.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.



                             A NOVO BROADBAND, INC.


                             By:      /s/ David E. Chisum
                                -----------------------------------
                                   Name: David E. Chisum
                                   Title: Chief Financial Officer



                             ICS SUB, INC.


                             By:      /s/ Gary S. Stein
                                -----------------------------------
                                   Name: Gary S. Stein
                                   Title: President



                             BROADBAND SERVICES, INC.


                             By:      /s/ Gary S. Stein
                                -----------------------------------
                                   Name: Gary S. Stein
                                   Title: President